As filed with the Securities and Exchange Commission on February 25, 1999
                               File No. 333-25900
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8
             Registration Statement Under the Securities Act of 1933


                             DONNEBROOKE CORPORATION
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             (Exact Name of Registrant as Specified in its Charter)


    State of Delaware                                         75-2228820
(State or Other Jurisdiction of                          (IRS Employer ID No.)
 Incorporation or Organization)



              16910 Dallas Parkway, Suite 100, Dallas, Texas 75248
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                    (Address of Principal Executive Offices)


                             AGREEMENTS FOR SERVICES
--------------------------------------------------------------------------------
                            (Full Title of the Plan)

    Kevin B. Halter, Jr., 16910 Dallas Parkway, Suite100, Dallas, Texas 75248
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                     (Name and Address of Agent For Service)

                                 (972) 248-1922
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          (Telephone Number, Including Area Code, of Agent For Service)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following line: _____



                         CALCULATION OF REGISTRATION FEE

================================================================================================================

                                                  Proposed Maximum       Proposed Maximum
Title of Securities to                           Offering Price Per     Aggregate Offering
     be Registered           Amount to be            Share (1)                Price                Amount of
                              Registered                                                        Registration Fee
----------------------------------------------------------------------------------------------------------------
     Common Stock          3,602,300 shares            $0.01                $36,023.00               $0.04
   par value $.00001
----------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of calculating the registration fee.

PART I THE PLANS AND THE ISSUANCE OF SHARES TO PAY FOR SERVICES PREVIOUSLY RENDERED

Item 1.   Plan Information


For many years Donnebrooke Corporation (the "Company") has used the services of Securities Transfer Corporation, Dallas, Texas (herein "STC") as its stock transfer agent and registrar with regard to its Common Stock. Because the Company has not conducted any business and has not had any income for many years, it has not been able to pay for the services rendered over the years by STC. As of the date of filing this Registration Statement, the Company is indebted to STC in the total amount of $22,893.00. The Company has obligated itself to pay that indebtedness by the issuance of shares of its Common Stock (which currently has no market value since there is currently no active market for its shares of Common Stock) and STC has agreed to accept 2,289,300 shares of the Company's Common Stock in satisfaction of this indebtedness for services previously rendered.


During 1998 Donnebrooke Corporation (the "Company") used the various consulting services of Halter Capital Corporation, Dallas, Texas (herein "HCC") in assist it with its efforts to revive the Corporation's legal status and charter under Delaware law, to cause its various reporting obligations to the SEC to be made current, to seek merger or acquisitions partners, and to find methods by which its shareholders might some day in the future see the value of their investment in the Company be enhanced. Because the Company has not conducted any business and has not had any income for many years, it has not been able to pay for the services rendered by HCC. As of the date of filing this Registration Statement, the Company is indebted to HCC in the total amount of $13,130.00. The Company has obligated itself to pay that indebtedness by the issuance of shares of its Common Stock (which currently has no market value since there is currently no active market for its shares of Common Stock) and HCC has agreed to accept 1,313,000 shares of the Company's Common Stock in satisfaction of this indebtedness for services previously rendered.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents by Reference.

The following  documents are  incorporated  by reference into this  Registration
Statement:

1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1998 filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Commission.

2. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by said Annual Report.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities covered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof (the "Prospectus") to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or supersede, to constitute a part of this Registration Statement and the Prospectus.

The description of the Company's common stock which is contained in the Company's registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description.

Item 4.  Description of Securities.

The Company's Common Stock is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The General Corporation Law of Delaware permits provisions in the articles, bylaws or resolutions approved by shareholders which limit liability of directors for breach of fiduciary duty to certain specified circumstances. The Company's bylaws provide for the indemnification of officers, directors, agents and employees of the Company to the fullest extent permitted by the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, the Company generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Company has the power to purchase and maintain insurance for such persons. The Delaware General Corporation Law also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

The above discussion of the Company's bylaws and of Section 145 of the Delaware Code is not intended to be exhaustive and is qualified in its entirety by such bylaws and the Delaware General Corporation Law.



Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

     3.1 Amended and Restated Certificate of Incorporation of Donnebrooke Corporation
     3.2  Bylaws of Donnebrooke Corporation
     5.1 Opinion of Richard Braucher, Esq. regarding legality (including consent)
     23.1 Consent of S. W. Hatfield, Certified Public Accountant

Item 9.  Undertakings.

(A) The undersigned Company hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post effective amendment to the Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (1) (i) and (1) (ii), above, are inapplicable if the information required to be included thereunder is contained in periodic reports filed by the Company pursuant to the Exchange Act with the Commission that are incorporated by reference into the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(C) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act ) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D) The Company hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that is has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 24th day of February, 1999, in the City of Dallas, State of Texas.

DONNEBROOKE CORPORATION

BY:  /s/ Kevin B. Halter, Jr.
     ----------------------------------
         Kevin B. Halter, Jr. President
        (Chief Executive Officer)

Pursuant to the requirements on the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                 Title                     Date

/s/  Kevin B. Halter, Jr.             President, Secretary     February 24, 1999
     --------------------             and Director
     Kevin B. Halter, Jr.




/s/  Kevin B. Halter                  Director                 February 24, 1999
     --------------------
     Kevin B. Halter



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